Exhibit 99.1

FOR IMMEDIATE RELEASE	KEITH PFEIL - CHIEF FINANCIAL OFFICER
November 1, 2018	610-729-3947
Keith.Pfeil@cssindustries.com

CSS INDUSTRIES REPORTS FISCAL 2019 SECOND QUARTER RESULTS

Company reaffirms outlook for fiscal 2019 net sales and adjusted EBITDA; reduces net income guidance
Second Quarter Summary

•	Net sales of $112.9 million increased 11.3% over the prior fiscal year quarter, reflecting the contribution from the Simplicity acquisition

•
Net loss of $4.9 million included $5.9 million of acquisition and integration-related costs, $2.1 million of restructuring costs associated with the previously announced U.K. consolidation and $2.1 million of inventory write-down and licensing guarantee charges in connection with our revised specialty gift strategy and sports licensing product line exit

•
Adjusted EBITDA was $7.9 million compared to $10.1 million in the prior year quarter, driven by the mix of lower base business sales, primarily driven by the timing shift of Christmas ribbon and bow sales

PLYMOUTH MEETING, PA, November 1, 2018 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announced results for the quarter ended September 30, 2018, representing the second quarter of fiscal 2019.

Net sales in the second quarter of fiscal 2019 were $112.9 million, compared to $101.4 million in the second quarter of fiscal 2018, driven by the November 2017 acquisition of the Simplicity Creative Group business (“Simplicity”), which contributed net sales of $21.8 million in the current year quarter. Excluding Simplicity, net sales in the second quarter of fiscal 2019 were $91.1 million. The decline in base business sales is primarily driven by the later timing of Christmas ribbon and bow shipments, which will shift to our third quarter of fiscal 2019.

Gross profit was $24.7 million in the quarter, compared to $26.7 million in the prior year quarter and gross margin was 21.9 percent compared to 26.3 percent in the prior year quarter. Adjusted gross profit was $30.9 million for the quarter compared to $30.5 million in the prior year quarter. Adjusted gross margin was 27.3 percent in the quarter compared to 30.1 percent in the prior year quarter. The decline in adjusted gross margin percent for the quarter was driven by the later timing of Christmas ribbon and bow sales shifting to our third quarter in fiscal 2019, as well as lower margins within our craft and gift businesses related to the mix of sales as compared to the prior year, partially offset by the acquisition of Simplicity.

Selling, general & administrative (“SG&A”) expenses were $28.3 million in the quarter, compared to $23.3 million in the prior year quarter. The increase was attributable to the addition of Simplicity expenses. Excluding Simplicity, SG&A expenses were essentially flat to the prior year.

Restructuring expenses were $2.1 million in the quarter, attributable to our previously announced U.K. consolidation. The primary driver of the restructuring expense included a $1.6 million non-cash charge for the write-down of fixed assets relating to our Havant, England facility. The remaining restructuring expenses were primarily related to severance costs. The Company had no restructuring expenses in the prior year quarter.

Operating loss for the quarter was $5.8 million compared to operating income in the prior year quarter of $3.4 million. Adjusted operating income was $4.5 million compared to $8.0 million in the prior year quarter. Net loss was $4.9 million in the quarter compared to net income of $3.0 million in the prior year quarter. Adjusted net income was $2.9 million compared to $5.9 million in the prior year quarter. The diluted net loss per share was $0.54 compared to diluted net income per share of $0.33 in the prior year quarter. Adjusted EBITDA was $7.9 million for the current quarter compared to $10.1 million in the prior fiscal quarter.

Strategic Initiatives Update

The Company’s overall strategy is to grow profitable sales and improve return on invested capital (ROIC) through five strategic pillars: defend the base, identify adjacent product categories with a focus on brands, build an omni-channel business model, improve ROIC and build a collaborative “One CSS” culture. Second quarter highlights related to these objectives included:

•
During the quarter, the Company completed a major initiative of consolidating its McCall and Simplicity pattern marketing personnel located in New York City. This consolidation will drive greater collaboration between brands, as the personnel will ultimately combine to a single office location, while also delivering significant cost savings. Savings actions implemented since the acquisition of Simplicity total approximately $2.8 million on an annualized basis. We expect the teams to be in the combined office location by the second quarter of fiscal 2020. In connection with this personnel consolidation, the Company recorded $0.4 million of severance expense in its year-to-date results.

•
The Company continues to experience significant growth within its omni-channel and is pleased to announce the hiring of Ursula Morgan, as Senior Vice President - Digital Innovation. Ms. Morgan joins the Company following her tenure as CEO of Creativebug, a leading supplier of high quality online video for “do it yourself” (DIY) arts and crafts and will lead the development of our direct-to-consumer sales and marketing efforts.

•
In an effort to improve organizational efficiencies, the Company has engaged an international consulting firm to perform a comprehensive review of its operating structure with the goal of improving the alignment of processes across the business, as we continue to integrate recent acquisitions and reshape our portfolio. These efforts are being undertaken to ensure that we have the right structure to operate in a competitive business environment. Our approach will be well planned and thoughtful, as we define a revised strategic framework. Upon completion, we are confident the Company will be better positioned to drive improved profitability, while continuing to bring to market innovative, on-trend designs which capitalizes upon our industry leadership.

•
Through the Company’s efforts, provisional trade remedies expected to benefit the Company’s domestically manufactured plastic ribbon and bow business are now in place.  These trade remedies address unfair competition from dumped and subsidized imports of decorative plastic ribbons and bows from China.  Since August 2018, imports of these products from China have been subject to cash deposits in respect of antidumping duties at rates ranging from 45.16 to 370.04%, in addition to cash deposits in respect of countervailing duties at rates ranging from 12.81 to 94.67%, which became effective in June 2018.  These provisional trade remedies are in effect on an interim basis while the Company’s trade remedy petitions are pending final determinations by the U.S. Department of Commerce, expected in December 2018, and the U.S. International Trade Commission, expected in January 2019.

“Our second quarter net sales and adjusted EBITDA performed in-line with our expectations and consistent with previous guidance provided after our first quarter,” commented Christopher J. Munyan, President and Chief Executive Officer. “During the quarter, we experienced a timing shift in Christmas ribbon and bow sales due to the re-shoring of production of certain ribbon and bow products related to our poly ribbon antidumping case, resulting in the majority of these sales occurring in our third quarter. Our adjusted gross margin rate was affected by this later timing, as well by the impact of the mix of craft products shipped during the quarter, specifically relating to our ribbon business. Order volumes of our craft products showed improvement during our second quarter and we remain optimistic looking ahead. The expected results from achieved acquisition synergies, benefits from anti-dumping and cost reductions to be achieved from our consulting engagement, will result in profit improvements in fiscal 2020 and beyond.”

The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended September 30,
	2018	2017	Change
Craft	$42,472	$20,184	110.4%
Gift	30,614	31,685	(3.4)%
Seasonal	39,815	49,528	(19.6)%
	$112,901	$101,397	11.3%

Craft

Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased 110.4 percent in the quarter compared to the prior fiscal year quarter, driven by the contribution of the Simplicity acquisition. Excluding sales from the Simplicity business, net sales increased $0.5 million or 2.5 percent in the quarter, driven by the timing of a button program reset, as well as higher craft ribbon replenishment orders.

Gift

The Company defines the gift product category as products which are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. Products in this category are generally ordered on a replenishment basis throughout the year.

Gift sales decreased 3.4 percent versus the prior year quarter, due to lower sales of infant goods as a result of a program loss with a major retailer. Partially offsetting this decline were higher sales of social giftable products, driven by the placement of a new program within the drug channel.

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events, including Christmas, Valentine’s Day and Easter. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.

Seasonal net sales decreased 19.6 percent versus the prior year quarter, primarily due to the expected later timing of Christmas ribbon and bow shipments, as well as lower sales of Christmas gift card holders. The later timing of Christmas ribbon and bow sales is driven by the re-shoring of production of certain ribbon and bow products as a result of our poly ribbon antidumping case and we expect these goods to ship during our fiscal third quarter.

Balance Sheet and Cash Flow

The Company ended the quarter with $15.1 million of cash and cash equivalents compared to $27.2 million at the end of the prior year quarter. The lower balance was primarily due to the Company’s use of cash to fund the Simplicity acquisition. Inventory increased to $116.4 million from $106.9 million at the end of the prior year quarter, due to the addition of Simplicity, partially offset by lower base business inventory. The decline in base business inventory is primarily related to the fair value step-up amortization related to McCall inventories. Excluding the effect of the lower stepped-up inventory, the base business inventory levels are essentially flat. Accounts receivable increased to $101.8 million from $95.0 million, mainly due to the Simplicity acquisition. Accounts payable increased to $37.7 million compared to $26.1 million in the prior year quarter, driven by the Simplicity acquisition. The Company ended the quarter with $61.5 million in total debt of which $40.1 million relates to borrowings associated with the acquisition of Simplicity, $0.2 million related to McCall capital leases and $21.2 million relates to borrowings associated with funding our seasonal working capital build.

Cash used for operating activities was $45.8 million for the six months compared to $34.2 million in the prior year. Cash from operating activities included $3.6 million of after-tax cash acquisition and integration-related costs compared to $0.7 million in the prior year. Cash used for investing activities included the acquisition of Fitlosophy for $2.5 million and the final payment related to the Simplicity acquisition for $2.5 million. Capital expenditures were $5.9 million, compared to $2.0 million in the prior year. The increased investment is related to integration activities related to our recent acquisitions.

Outlook

“We are reaffirming our net sales and adjusted EBITDA guidance for fiscal 2019 and remain focused on achieving those objectives,” said Mr. Munyan. “Our business continues to perform in line with plan, though we are experiencing higher costs associated with our poly ribbon antidumping case and with integration activities. Despite expected additional one-time costs, our poly ribbon antidumping case has proven successful in putting additional sales volume and jobs back in our U.S. plants. We are actively managing our business through the impacts of tariffs on products coming from China and our plans around this are actively being implemented. Consistent with previous comments, we do not expect tariffs to have a material impact on our year. We continue to be active in exploring potential acquisitions as we reshape our portfolio, while also working to drive efficiencies within our business.”

The Company expects to generate net sales of $398 million to $412 million in its fiscal year ending March 31, 2019, resulting in year over year growth of 10 percent to 14 percent. The driver of the growth will be the full year impact of the Simplicity acquisition, partially offset by a decline in the Company’s base business.

Net loss outlook is revised and expected to be in the range of $10.2 million to $12.5 million compared to a net loss of $36.5 million in fiscal 2018. The increase from our previously provided guidance of a net loss of $5.0 million to $7.5 million is driven primarily by costs associated with our U.K. restructure, including a non-cash fixed asset write-down, higher costs associated with our poly ribbon antidumping case, and higher integration costs.

The Company reaffirms its adjusted EBITDA guidance for fiscal 2019 to be in the range of $26 million to $29 million, compared to $24.3 million in fiscal 2018. The expected growth in adjusted EBITDA primarily reflects the full year contribution of Simplicity and integration savings related to Simplicity, partially offset by a decline in the Company’s base business.

The Company will hold a conference call for investors on November 2, 2018 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 3970178.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to our strategic goals, expected third quarter shipments of ribbon and bow products, expected benefits from the consolidation of the Company’s pattern marketing personnel, expected benefits from the Company’s operating structure review, expected profit improvements in fiscal 2020 and beyond, the amount of net sales, net loss and adjusted EBITDA expected to be generated by the Company in fiscal 2019; and the expected impact on the Company in fiscal 2019 of new tariffs on products from China. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, inherent uncertainties associated with assumptions used to forecast fiscal 2019 net sales, net income and adjusted EBITDA; execution risks that may impact the Company’s ability to achieve the levels of net sales, net income, adjusted EBITDA currently forecasted for fiscal 2019, including the risk that the Company’s planned integration and cost reduction activities may not be successfully implemented in fiscal 2019; risks associated with the Simplicity acquisition, including the risk that the Company may not realize the strategic benefits that are currently expected and the risk that expected synergies will not be realized in the amounts currently expected, or at all, and that any such synergies may not be realized within the timeframe currently expected; risks associated with the plan to exit a product line and restructure the specialty gift product line; risks associated with consolidating certain operations in the United Kingdom; risks associated with the base business, including the risk that currently forecasted base business sales may not be achieved; risks associated with restructuring and integration activities, including the risk that expected synergies and cost savings may not be achieved; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; uncertainties associated with projecting the impact on the Company of new tariffs on products imported from China; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three- and six months ended September 30, 2018 and 2017, condensed consolidated balance sheets as of September 30, 2018, March 31, 2018 and September 30, 2017, and condensed consolidated statements of cash flows for the six months ended September 30, 2018 and 2017 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017

Net sales	$112,901	$101,397	$177,028	$149,721
Cost of sales	88,220	74,722	140,700	111,234
Gross profit	24,681	26,675	36,328	38,487
Selling, general and administrative expenses	28,348	23,282	57,277	43,978
Restructuring expenses	2,127	—	2,127	—
Impairment of goodwill	—	—	1,390	—
Operating income (loss)	(5,794)	3,393	(24,466)	(5,491)
Interest expense (income), net	434	47	696	(7)
Other expense (income), net	(166)	(169)	(283)	(328)
Income (loss) before income taxes	(6,062)	3,515	(24,879)	(5,156)
Income tax expense (benefit)	(1,152)	502	(1,493)	(1,105)
Net income (loss)	$(4,910)	$3,013	$(23,386)	$(4,051)

Weighted average shares outstanding:
Basic	9,057	9,109	9,088	9,099
Diluted	9,057	9,143	9,088	9,099

Net income (loss) per common share:
Basic	$(0.54)	$0.33	$(2.57)	$(0.45)
Diluted	$(0.54)	$0.33	$(2.57)	$(0.45)

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)

	September 30, 2018	March 31, 2018	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$15,112	$58,560	$27,214
Accounts receivable, net	101,762	63,083	95,014
Inventories	116,350	102,436	106,896
Asset held for sale	2,391	—	—
Prepaid expenses and other current assets	13,660	11,962	13,245
Total current assets	249,275	236,041	242,369
Property, plant and equipment, net	49,657	52,126	35,453
Deferred income taxes	12,486	10,439	—
Goodwill	—	—	19,916
Intangible assets, net	56,494	57,029	42,198
Other assets	10,487	9,553	8,977
Total assets	$378,399	$365,188	$348,913

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$21,185	$—	$—
Current portion of long-term debt	231	228	226
Accounts payable	37,696	20,581	26,067
Accrued payroll and other compensation	11,164	11,496	8,081
Accrued customer programs	16,171	12,284	6,338
Accrued other liabilities	16,050	14,751	11,839
Total current liabilities	102,497	59,340	52,551
Long-term debt, net of current portion	40,111	40,228	342
Deferred income taxes	1,218	1,639	4,144
Other long-term obligations	10,964	10,286	3,971
Stockholders' equity	223,609	253,695	287,905
Total liabilities and stockholders' equity	$378,399	$365,188	$348,913

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Six Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(23,386)	$(4,051)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	6,721	4,246
Amortization of inventory step-up	8,889	7,028
Accretion of asset retirement obligation	62	—
Accretion of investment discount	—	(69)
Impairment of plant, property and equipment	1,570	—
Impairment of goodwill	1,390	—
Provision for accounts receivable allowances	1,867	1,298
Deferred tax (benefit) provision	(2,414)	(362)
Share-based compensation expense	1,057	803
Loss (gain) on sale or disposal of assets	4	(14)
Changes in assets and liabilities, net of effects of purchase of a business	(41,581)	(43,041)
Net cash used for operating activities	(45,821)	(34,162)
Cash flows from investing activities:
Maturities of investment securities	—	20,000
Final payment of purchase price for a business previously acquired	(2,500)	—
Purchase of a business	(2,500)	—
Purchase of property, plant and equipment	(5,891)	(2,021)
Purchase of company owned life insurance policy	(750)	(750)
Proceeds from sale of fixed assets	—	14
Net cash (used for) provided by investing activities	(11,641)	17,243
Cash flows from financing activities:
Borrowings on notes payable	21,185	—
Payments on long-term debt	(114)	(109)
Dividends paid	(3,633)	(3,644)
Purchase of treasury stock	(3,393)	—
Proceeds from exercise of stock options, net of tax withholdings	—	37
Payment of financing transaction costs	(33)	—
Net cash provided by (used for) financing activities	14,012	(3,716)
Effect of exchange rate changes on cash	2	156
Net (decrease) increase in cash and cash equivalents	(43,448)	(20,479)
Cash and cash equivalents at beginning of period	58,560	47,693
Cash and cash equivalents at end of period	$15,112	$27,214

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin %, adjusted operating income (loss), adjusted operating income (loss) % and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.
The following provides a listing of approved adjustments related to non-GAAP measures, as defined by the CSS Board of Directors:

•	Acquisition inventory step-up amortization

•	Adjustments related to contingent payments associated with an acquisition or disposition

•	Asset write-downs or write-ups

•	Costs and expenses related to Board-approved actions

•	Gain or loss associated with an acquisition or divestiture of a business or assets

•	Material restructuring costs, plant or facility closures or consolidations including headcount reductions

•
Post-closing acquisition and disposition costs and expenses (within 2 years of transaction), such as systems integration projects, consulting, accounting, severance or stay bonuses, lease amendments or terminations and other transaction related non-recurring costs

•	Third party acquisition and disposition transaction costs and expenses, such as investment banker, legal, accounting and due diligence fees and expenses

•	Unusual or extraordinary legal expenses

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Diluted income (loss) per share	$(0.54)	$0.33	$(2.57)	$(0.45)
Inventory step-up amortization	0.42	0.42	0.98	0.77
Inventory and licensing write-down related to product line exit	0.20	—	0.20	—
Goodwill impairment	—	—	0.15	—
Restructuring expenses	0.23	—	0.23	—
Acquisition costs, integration and other	0.28	0.08	0.52	0.13
Legal settlements	—	—	—	(0.01)
Tax impact (1)	(0.27)	(0.18)	(0.50)	(0.32)
Adjusted diluted income (loss) per share	$0.32	$0.65	$(0.99)	$0.12
(1) Tax impact determined using a combined federal and state statutory rate of 24% and 36%, respectively, for the three- and six months ended September 30, 2018 and September 30, 2017.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$(4,910)	$3,013	$(23,386)	$(4,051)
Interest expense (income), net	434	47	696	(7)
Other expense (income), net	(166)	(169)	(283)	(328)
Income tax expense (benefit)	(1,152)	502	(1,493)	(1,105)
Depreciation and amortization	3,424	2,120	6,721	4,246
Inventory step-up amortization	3,845	3,843	8,889	7,028
Inventory and licensing write-down related to product line exit	1,772	—	1,772	—
Goodwill impairment	—	—	1,390	—
Restructuring expenses	2,127	—	2,127	—
Acquisition costs, integration and other	2,522	745	4,733	1,174
Legal settlements	—	—	—	(110)
Adjusted EBITDA	$7,896	$10,101	$1,166	$6,847

Gross profit	$24,681	$26,675	$36,328	$38,487
Gross margin %	21.9%	26.3%	20.5%	25.7%
Inventory step-up amortization	3,845	3,843	8,889	7,028
Inventory and licensing write-down related to product line exit	1,772	—	1,772	—
Acquisition costs, integration and other	556	—	986	—
Adjusted gross profit	$30,854	$30,518	$47,975	$45,515
Adjusted gross margin %	27.3%	30.1%	27.1%	30.4%

Operating income (loss)	$(5,794)	$3,393	$(24,466)	$(5,491)
Operating income (loss) %	(5.1)%	3.3%	(13.8)%	(3.7)%
Inventory step-up amortization	3,845	3,843	8,889	7,028
Inventory and licensing write-down related to product line exit	1,772	—	1,772	—
Goodwill impairment	—	—	1,390	—
Restructuring expenses	2,127	—	2,127	—
Acquisition costs, integration and other	2,522	745	4,733	1,174
Legal settlements	—	—	—	(110)
Adjusted operating income (loss)	$4,472	$7,981	$(5,555)	$2,601
Adjusted operating income (loss) %	4.0%	7.9%	(3.1)%	1.7%

Net income (loss)	$(4,910)	$3,013	$(23,386)	$(4,051)
Inventory step-up amortization	3,845	3,843	8,889	7,028
Inventory and licensing write-down related to product line exit	1,772	—	1,772	—
Goodwill impairment	—	—	1,390	—
Restructuring expenses	2,127	—	2,127	—
Acquisition costs, integration and other	2,522	745	4,733	1,174
Legal settlements	—	—	—	(110)
Tax impact (1)	(2,463)	(1,652)	(4,539)	(2,913)
Adjusted net income (loss)	$2,893	$5,949	$(9,014)	$1,128
(1) Tax impact determined using a combined federal and state statutory rate of 24% and 36%, respectively, for the three- and six months ended September 30, 2018 and September 30, 2017.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash used for operating activities, which we believe to be the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net cash used for operating activities	$(30,417)	$(18,838)	$(45,821)	$(34,162)
Purchase of property, plant and equipment	(2,732)	(1,120)	(5,891)	(2,021)
Free cash flow	$(33,149)	$(19,958)	$(51,712)	$(36,183)

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)
FY 2019
Net (loss) income	($12.5) - ($10.2)
Income tax (benefit) expense	(2.0) - (1.3)
Interest expense	1.6
Other income	(0.6)
Depreciation and amortization	14.2
Inventory step-up amortization	10.7
Inventory and licensing write-down related to product line exit	1.8
Goodwill impairment	1.4
Acquisition costs, integration and other	11.4
Adjusted EBITDA	$26.0 - $29.0